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                                                                     EXHIBIT 4.1

                            CONSULTING SERVICES PLAN

THIS CONSULTING SERVICES PLAN (the "Plan") is made as of the 11th day of October 2000 by Sustainable Development International, Inc., a Nevada corporation (the "Company"), for the individuals set out below in Section 1 (collectively, the "Consultants").

WHEREAS the Company wishes to grant, and the Consultants wish to receive, as compensation for services provided to the Company, an aggregate of 550,000 shares of the common stock of the Company, par value $0.001 per share (the "Common Stock"), pursuant to the provisions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants, terms and conditions herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1. GRANT OF SHARES. The Company hereby grants to the Consultants an aggregate of 550,000 shares of Common Stock at a deemed price of$0.40 per share (the "Shares") in the Company, in the following individual allocations:

   Name                              No. of Shares      Consulting Services Provided
   ----                              -------------      ----------------------------
   Jong Hyun Lee                       200,000              Engineering Services
   3235-104th Street,
   Edmonton, AB, T6J 3N5

   Myung Hee Lee                       200,000              Engineering Services
   3235-104th Street
   Edmonton, AB, T6J 3N5

   Julie S. Jeong                       25,000              Engineering Services
   Unit 3, 11809-9B Avenue
   Edmonton, AB, T6J 7B6

   John Mawhinny                        25,000              Engineering Services
   2744-44A Avenue
   Edmonton, AB, T6T 1K1

   Jae-Ki Lee                           25,000              Engineering Services
   3508 Milwoods Road
   Edmonton, AB, T6K 0K2

   Jin-Duk Jung                         25,000              Engineering Services
   11603-12th Avenue
   Edmonton, AB, T6J 6X6

   Bruce Macovichuk                     50,000           Project Management Services
   3619-35th Avenue
   Edmonton, AB, T6L 4Z5

2. SERVICES. The Consultants have been engaged by the Company to perform the services as described in Section 1, above.

3. COMPENSATION. The compensation received by the Consultants for the Services performed on behalf of the Company shall be in the form of the Shares as set forth in Section 1, above.

4. REGISTRATION OR EXEMPTION. Notwithstanding anything to the contrary contained herein, the Shares will be registered pursuant to a registration statement on Form S-8, to be dated October 13, 2000 (the "Registration Statement").



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5.   DELIVERY OF SHARES. The Company shall deliver to the Consultants listed above the Shares as provided in Section 1, above, upon effectiveness of the Registration Statement.

6. WAIVER. No waiver is enforceable unless in writing and signed by such waiving party, and any waiver shall not be construed as a waiver by any other party or of any other or subsequent breach.

7. AMENDMENTS. This Plan may not be amended unless by the mutual consent of all of the parties hereto in writing.

8. GOVERNING LAW. The parties expressly agree that this Plan shall be governed by the laws of the United States of America and the State of Nevada. Each party to this Plan consents to the exclusive jurisdiction of the state and federal courts sitting in Washoe County, Nevada, in any action on a claim arising out of, under, or in connection with, this Plan.

9. ASSIGNMENT AND BINDING EFFECT. Neither this Plan nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except as otherwise provided herein. This Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

10. INTEGRATION AND CAPTIONS. This Plan includes the entire understanding of the parties hereto with respect to the subject matter hereof. The captions herein are solely for convenience and shall not control the interpretation of this Plan.

11. LEGAL REPRESENTATION. Each party has been represented by independent legal counsel in connection with this Plan, or each has had the opportunity to obtain independent legal counsel and has waived such right, and each party shall be responsible for obtaining its own tax counsel at its own expense.

12. CONSTRUCTION. Each party acknowledges and agrees that it has had the opportunity to review, negotiate and approve all of the provisions of this Plan.

13. COOPERATION. The parties agree to execute such reasonable necessary documents upon advice of legal counsel in order to carry out the intent and purpose of this Plan as set forth herein.

14. HAND-WRITTEN PROVISIONS. Any hand-written provisions hereon, if any, or attached hereto, which have been initialed and dated by all of the parties hereto, shall supersede, to the extent necessary, all typewritten provisions in conflict therewith.

15. FEES, COSTS AND EXPENSES. Each of the parties hereto acknowledges and agrees to pay, without reimbursement from the other party(ies), the fees, costs, and expenses incurred by each such party with respect to this Plan.

16. CONSENTS AND AUTHORIZATIONS. Upon the execution of this Plan, each party acknowledges and agrees that each such party has the full right, power, legal capacity and authority to enter into this Plan, and the same constitutes a valid and legally binding agreement and obligation of each such party in accordance with the terms, conditions and other provisions contained herein.

17. GENDER AND NUMBER. Unless the context otherwise requires, references in this Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular.

18. SEVERABILITY. In the event that any one or more of the provisions of this Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein and the remaining provisions of this Plan shall remain enforceable and in full effect.

19. COUNTERPARTS. This Plan may be executed in counterparts, each of which shall constitute a duplicate original and all of which, collectively, shall constitute the entire agreement.



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20.  FACSIMILE. This Plan may be executed by facsimile, providing every party to this Plan shall receive a copy of such execution by facsimile.

WHEREAS, the parties hereto have executed this Plan as of the day and year first above written.



SUSTAINABLE DEVELOPMENTS INTERNATIONAL, INC.

By: /s/ HAROLD JAHN
   ------------------------------------------
         Harold Jahn, President


By: /s/ JOHN HYUN LEE
   ------------------------------------------
         Jong Hyun Lee


By: /s/ MYUNG HEE LEE
   ------------------------------------------
         Myung Hee Lee


By: /s/ JULIE S. JEONG
   ------------------------------------------
         Julie S. Jeong


By: /s/ JOHN MAWHINNY
   ------------------------------------------
         John Mawhinny


By: /s/ JAE-KI LEE
   ------------------------------------------
         Jae-Ki Lee


By: /s/ JIN-DUK JUNG
   ------------------------------------------
         Jin-Duk Jung


By: /s/ BRUCE MACOVICHUK
   ------------------------------------------
         Bruce Macovichuk



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